Diversey Europe Operations B.V.
Maarssenbroeksedijk 2
P.O. Box 40441
3504 AE Utrecht
the Netherlands
tel. +31 30 247 6911
www.diversey.com

EMPLOYMENT AGREEMENT FOR AN INDEFINITE PERIOD

The undersigned:
Diversey Europe Operations B.V., having its registered office and maintaining business premises at Maarssenbroeksedijk 2 in (3504 DN) Utrecht, the Netherlands, hereafter referred to as "the employer", duly represented by its Human Resources Director Benelux-Nordics, Sander de Deugd,

and

Ms. Sinéad (S.M.) Kwant, residing at Havenlaan 5 in (1411 DK) Naarden, born on 21 July 1972, hereafter referred to as "the employee",

Considering that:

- no collective agreement applies to this agreement;
- in the Personnel Handbook, General Regulations, Lease Car Policy and the Diversey Employment Conditions Band 8-13 (except article 3.2 and 13 considering the executive status) are applicable:
- the employee has submitted a copy of her passport or identity card to the employer in accordance with the general schemes;
- this offer is subject to us receiving positive feedback on your references.

declare that they have agreed as follows:

Article 1 Position

1. The employee will enter the service of the employer for an indefinite period of time commencing from September 7th 2020 in the position of President Professional Europe. In this position, the employee will report to Phil Wieland, CEO Diversey.
2. The employee will be obliged to perform work other than is stated in the task and job description, if and in so far as such may be reasonably desired by the employer. The employee will be obliged to perform all work assigned to her by or on behalf of the employer as befits a good employee, in accordance with the instruction given, and to the best of her ability.
3. The place of employment will be Utrecht or another location to be designated by the employer.

Article 2 Nature of the employment and probationary period

1. The employment is entered into for an indefinite period of time.
2. The employee will be expected to perform his work for 40 hours per week.
3. The first two months of employment will be regarded as a probationary period by both parties.
4. The nature of the position entails that the employee shall occasionally work more than 40 hours per week in the interest of the organization. Overtime hours will not be reimbursed.

Article 3 Termination of the employment and notice period

This agreement may be terminated by giving notice with due observance of the notice period of three months.

Article 4 Salary and perquisites

1. On entering service, the gross salary will be € 405.000,- all-in (based on 40 hours a week).
   This salary will be paid as follows:
   12 gross monthly salaries of € 33.431,75
   Holiday allowance of 8,33% of the gross annual salary with a gross maximum of € 3.819,-.
2. The salary will be paid each months on the bank account provided by the employee after the legal and contractual deductions have taken place.
3. The AIP bonus scheme is applicable.
4. The position of President Professional Europe is classified as SLT position.
5. The employee will be obliged at all times to report any inaccuracies in the salary payment immediately to the employer.

Article 5 Ancillary activities

1. The employee will be prohibited during the term of this agreement to perform work for a third party, whether or not in return for payment, directly or indirectly, and/or to do business, directly or indirectly, for her own account, without the written permission of the employer.
2. If the employee is planning on doing business directly or indirectly for her own account whether or not paid, this should be reported written at least one week in advance to the employer.
3. If ancillary work is already being performed, whether or not in return for payment, the employee entering service should report this before the employment agreement is entered into.
4. The employee that becomes occupationally disabled as a result of non-authorized ancillary activities, has no claim on the additions described in article 16 of the Diversey Employment Conditions band 8-13.
5. If an employee wishes to accept the membership of a represented body, the arrangement 'Consequences with respect to the Diversey-employment when accepting the membership of represented and/ or public body's' applies. This arrangement is included in the General Arrangements Book.
6. Employees who are to accept commissionership in a partnership which does not belong to the Diversey concern, must request prior permission of the managing board of Diversey.

Article 6 Non-competition clause and prohibition on acquiring employees

1. The employee undertakes both during the period of employment and for a period of one (1) year following the termination thereof, to refrain from performing work in Europe, either directly or indirectly, for herself or for others, or being involved in any way in or at a company with activities similar to or competing with those of the employer or its affiliated businesses, or offering any type of intermediary services, whether or not for payment, directly or indirectly.

2. Unless prior written permission has been obtained from the employer, the employee will be prohibited both during the period of employment and for a period of one (1) year following the termination thereof from maintaining business contacts in any way and in the broadest sense, either directly or indirectly, with competitors of the employer or those of companies affiliated to the employer, regardless of who takes the initiative for the contact.

   Competitors are in any event, but not exclusively, all companies that are located or have branches in the Netherlands and/or Belgium and which offer services and/or activities and/or products similar to those offered by the employer.

   Affiliated companies within the meaning of this article are understood to be companies belonging to the same group as the employer, companies in which the employer has a financial or other interest, and expressly including subsidiaries, sister companies and parent companies of the employer.

3. The employee will be prohibited both during the validity period of the employment agreement and for a period of one (1) year following the termination thereof from encouraging employees who work or worked for the employer or for one of the employer's affiliates to cease working for the employer and/or taking these employees into service.

4. The employee is aware that the employer's area of work – both from a content and territorial point of view – may extend and/or change in the future, that she may be given another position or work to perform

during the period of the employment agreement, and that in those cases the above articles will remain in full force.

5. By signing this agreement, the employee declares that she is not bound to a non-competition clause that prohibits her from entering the service of the employer or to a business relation clause that makes performing the work for the employer actually impossible.

6. By signing this employment agreement, the employee indemnifies the employer against all claims of former employers of the employee in connection with the violation of a non-competition and/or business relation clause of a former employer.

Article 7 Confidentiality obligation

1. The employee will be obliged to observe strict confidentiality regarding all details of the employer's business, and/or all details about companies allied to the employer, or related matters of which she has become aware and about which a confidentiality obligation has been imposed on the employee or the confidential nature of which he could reasonably have assumed.
2. This confidentiality obligation also applies to all information that the employee has become aware by reason of her position regarding clients and other business relations of the employer and about which a confidentiality obligation has been imposed on the employee or the confidential nature of which she could reasonably have assumed.
3. The confidentiality obligation remains to exist after the termination of this agreement.

Article 8 Penalty clause

1. In the case of a violation of the above prohibitions in articles 5, 6 and 7, the employee will owe Diversey an immediately due and payable fine not subject to judicial mitigation of a one-off payment of € 5.000 plus € 500 for every day that the employee remains in default, without prejudice to the employers right to claim full compensation for damages, instead of the fine.
2. Payment of this fine does not relieve the employee of the obligations mentioned in the articles 6 and 7.
3. The employee will be bound to the obligations as referred to in articles 6 and 7 also with respect to a successive employer, including a successive employer other than following a transfer of undertaking as referred to in Section 7:662 et seq. of the Dutch Civil Code [BW], on pain of a fine as referred to in paragraph 1.
4. The parties hereby opt to deviate from Section 7:650 paragraph 3 and 5 of the Dutch Civil Code and agree that the entire fine will accrue to the employer.

Article 9 Sanction clause

A violation of articles 5, 6 and 7 during the period of the agreement will be considered an urgent reason for summary dismissal, without prejudice to the right of the employer to claim full damages.

Article 10 Documents and business assets

1. All documents and/or copies thereof, of whatever nature, including information carriers, which have been obtained from the employers business or its relations are and will remain the property of the employer, even if these documents have been drawn up by the employee or have been printed on materials belonging to the employee or are personally addressed to her.
2. Without the written permission of the employer, the employee may not keep these documents in her private possession, copy them, or allow copies of such to be inspected by third parties, all this in so far as the work performed by the employee for the employer does not require such.
3. All documents and copies as described above must be returned immediately to the employer at the termination of the employment without the employer having to ask for them, or as earlier as the employer desires.

Article 11 Retention of title

The employer will be entitled to all domestic and international industrial and intellectual property rights resulting from, for example, inventions, drawings, models and copyright works for which the employee was responsible or which she created relating to the area in which the employee worked during her employment. On request, the employee will provide all information and perform all formalities required to enable the employer to apply for and acquire the above rights in its name, if necessary by an original request in the name of the employee for the rights to be transferred to the name of the employer. The employee will have the right in the relevant patents to be listed as the inventor, if this possibility exists in the country in question.

Article 12 Privacy-statement

The parties establish that Diversey processes the personal data of the Employee in the context of the employment contract and related schemes. Diversey will process or have processed personal data of the Employee in accordance with applicable laws and regulations, specifically the General Data Protection Regulation ("GDPR"). Diversey has prepared a privacy statement for its employees that explains how personal data is processed and which rights employees have under the GDPR ("Privacy Statement"). The current Privacy Statement is included as an appendix to this employment contract. By signing this employment agreement, the Employee confirms that he has taken note of the Privacy Statement.

Article 13 General Schemes and Personnel Manual

This employment agreement will be subject to the general schemes of Diversey, as well as the schemes included in the personnel manual and all successive manuals. The employee will receive a copy of the personnel manual and the general schemes when she signs the employment agreement.

Article 14 Amendments to the employment conditions

The employer will retain the right to make a unilateral change to any employment condition occurring in this employment agreement, provided that the change is of such vital importance that it outweighs the interests of the employee adversely affected by the change in accordance with standards of reasonableness and fairness.

Article 15 Other provisions

- This employment agreement will be governed by Dutch law.
- All disputes arising from or related to this agreement, will be submitted to a qualified Dutch judge in Utrecht.

Agreed, drawn up in duplicate, initialed per page and signed in Utrecht on 31 August 2020.

Diversey Europe Operations B.V.

Sander de Deugd
Human Resources Director Benelux-Nordics

Sinéad Kwant